Exhibit 10.2

FIRST AMENDMENT TO THE TAX RECEIVABLES AGREEMENT
FIRST AMENDMENT TO THE TAX RECEIVABLES AGREEMENT (this “Amendment”), dated as of April 4, 2017, by and among AgroFresh Solutions, Inc., f/k/a Boulevard Acquisition Corp., a Delaware corporation (the “Company”), The Dow Chemical Company, a Delaware corporation (“TDCC”), Rohm and Haas Company, a Delaware corporation (“ROH”), and AgroFresh Inc., an Illinois corporation (“AgroFresh”).
WITNESSETH:
WHEREAS, the Company and TDCC have entered into that certain Stock Purchase Agreement, dated as of April 30, 2015 (as amended, the “Stock Purchase Agreement”); and
WHEREAS, in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company, TDCC, ROH and AgroFresh have entered into that certain Tax Receivables Agreement, dated as of July 31, 2015 (the “Tax Receivables Agreement”), pursuant to which the Company is required to make certain payments to ROH, and the parties to the Tax Receivables Agreement wish to modify such payments due and payable in respect of the 2016 tax year and any tax year thereafter.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, covenants and agreements herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Amendment to Tax Receivables Agreement. The Tax Receivables Agreement is hereby amended, as it applies to the Covered Taxable Years (as defined in the Tax Receivables Agreement) ending after December 31, 2015, by replacing all references to “eighty-five percent (85%)” with “fifty percent (50%)” in Sections 5(b), 5(c) and 5(f) of the Tax Receivables Agreement.

2.	General Representations. As an inducement to the other parties hereto to enter into this Amendment, each party hereto hereby represents and warrants to the other parties hereto the following:

a.
Organization; Good Standing; Qualification. Such party is validly existing and (where such concept is applicable) in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other business entity power and authority to conduct its business as currently conducted, except where the failure to be in good standing or to have such power and authority would not materially impair such party’s ability to consummate the transactions contemplated hereby or comply with the terms and provisions hereof applicable to such party.

b.
Authority; Approvals. Such party has requisite power and authority to execute and deliver this Amendment, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Amendment has been duly authorized and duly and validly executed and delivered by such party and (assuming due authorization, execution and delivery by the other parties hereto) constitutes legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

c.
No Violation. Neither the execution and delivery of this Amendment by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the terms or provisions hereof applicable to such party will (i) violate any provision of such party’s constituent documents, (ii) violate any Law applicable to such party or any of its respective assets or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or cancellation of, or result in the creation of any Lien upon any of the assets of such party under any of the terms, conditions or provisions of any Contract to which such party is a party, or by which their or any of its assets may be bound, except, in the case of clauses (ii) and (iii) where such violation conflict, breach, default, termination, cancellation or Lien (as applicable) would not materially impair such party’s ability to consummate the transactions contemplated hereby or to comply with the terms and provisions hereof applicable to such party.

d.
Consents and Approvals. Except for filings by the Company with the SEC required under the Exchange Act, no consents or approvals of or filings or registrations with any Governmental Authority, or of or with any third party, are necessary in connection with the execution and delivery by such party of this Amendment or the consummation by such party of the transactions contemplated hereby and compliance by such party with any of the provisions hereof.

3.	Miscellaneous.

a.
No Other Amendments; Effect of Amendment. Except as specifically amended above, the Tax Receivables Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. Whenever the Tax Receivables Agreement is referred to in the Tax Receivables Agreement, the Stock Purchase Agreement or in any other agreements, documents and instruments, such reference shall be deemed to be to the Tax Receivables Agreement as amended by this Amendment.

b.
Further Assurances. On and after the execution of this Amendment, each party hereto shall execute and deliver to any other party such documents, agreements and other instruments as may be reasonably requested by such other party and are required to effectuate the transactions contemplated by the Tax Receivables Agreement as amended by this Amendment.

c.
Counterparts. This Amendment may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d.
Applicable Law. This Amendment shall be governed exclusively by and construed and enforced exclusively in accordance with the internal Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

e.	Capitalized Terms. Capitalized terms used in this Amendment that are not otherwise defined herein have the meanings given to such terms in the Stock Purchase Agreement.

f.
Joint Drafting. This Amendment shall be deemed to be the joint work product of the parties hereto any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above by their respective officers thereunto duly authorized.

AgroFresh Solutions, Inc.

/s/ Jordi Ferre
By:	Jordi Ferre
Title:	Chief Executive Officer

THE DOW CHEMICAL COMPANY

/s/ Eric P. Blackhurst
By:	Eric P. Blackhurst
Title:	Authorized Representative

ROHM AND HAAS COMPANY

/s/ Mark Gibson
By:	Mark Gibson
Title:	Chief Financial Officer and Treasurer

AGROFRESH INC.

/s/ Jordi Ferre
By:	Jordi Ferre
Title:	Chief Executive Officer